SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 21, 2005

Date of report (Date of earliest event reported)

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E.,
Hutchinson, Minnesota		55350

(Address of Principal Executive Offices)		(Zip Code)

(320) 587-3797

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement.
     On January 30, 2004, we entered into a loan agreement with LaSalle Bank National Association, previously amended on July 20, 2004, which provided an unsecured revolving loan and letter of credit facility of $10 million. On December 21, 2005, we amended and restated this loan agreement to establish a $50 million unsecured credit facility that provides for revolving loans and for letters of credit. Borrowings under the agreement will be made, at our election, at LaSalle Bank’s prime rate or at LIBOR plus 1.25%.
     Financial covenants under the agreement require that we satisfy certain ratios of total senior debt to EBITDA (as defined in the agreement) and total debt to capitalization, as well as an interest coverage ratio. The agreement also contains other covenants that, among other matters, restrict our ability to incur indebtedness, create certain liens, engage in certain mergers and acquisitions, sell assets or enter into certain capital leases, or redeem or repurchase stock or make certain payments, including cash dividends.
     The foregoing description of the amended and restated loan agreement does not purport to be complete and is qualified in its entirety by reference to this agreement, a copy of which is filed as Exhibit 10 hereto and is incorporated into Item 1.01 of this Form 8-K by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On December 21, 2005, we entered into an amended and restated loan agreement. The information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
10	Amended and Restated Loan Agreement, dated as of December 21, 2005, by and among Hutchinson Technology Incorporated and LaSalle Bank National Association

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED
Date: December 28, 2005	/s/ Richard Penn
Richard Penn
Vice President of Operations

EXHIBIT INDEX

No.	Description	Manner of Filing
10	Amended and Restated Loan Agreement, dated as of December 21, 2005, by and among Hutchinson Technology Incorporated.	Filed Electronically